Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF SWEENEY ENGINEERING CORP. AND ELECTRA-MOTION INDUSTRIES

Cleveland, Ohio, June 12, 2006 — TransDigm Group Incorporated (NYSE: TDG) announced today that in two unrelated transactions it has concluded the acquisitions of Sweeney Engineering Corp. and Electra-Motion Industries Inc. The combined purchase price for both businesses was approximately $27 Million. Both businesses are located in the Southern California area and have been suppliers of proprietary, highly engineered components to the aerospace and defense industries for many years.

Sweeney Engineering designs and manufactures specialized aerospace valving used primarily in fuel, environmental control, and de-icing applications. The products are used on a range of defense and commercial aircraft applications including the F-18E/F, Raytheon Horizon Jet , F-16, F-22, DeHaviland Dash 8, Joint Strike Fighter and various Boeing commercial aircraft. The products fit closely with TransDigm’s existing valving business.

Electra-Motion Industries Inc. designs and manufactures specialized AC/DC motors for a broad range of aerospace applications. The products are installed on airframes including the B737, A340, B 777, F-18E/F, C-130, C-17, F-15 and various other airframes. The business will become part of TransDigm’s Skurka Aerospace business unit in Camarillo, CA.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “Both of these businesses are complementary to our current product lines. Additionally, the proprietary products, established platform positions, and aftermarket content fit well with our overall business and strategic direction. We look forward to continuing to build on the strong reputation of each of these businesses.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

For additional information please contact:

Investor Relations

216.706.2945